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             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES
                                   EXHIBIT 21
                                  SUBSIDIARIES

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
Diversified Human Resources Group, Inc. ........................  Texas
Information Systems Consulting Corp. ...........................  Texas
Management Alliance Corporation.................................  Texas
Management Alliance Group of Independent Consultants, Inc. .....  Texas
Preferred Funding Corporation...................................  Texas
Train International, Inc. ......................................  Texas
Searchnet International, Inc. ..................................  Texas
Texcel Services, Inc. ..........................................  Pennsylvania
Geier Assessment and Performance Systems, Inc. .................  Texas

      All of the above listed companies are wholly owned subsidiaries.
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